Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No.2 to the Registration Statement on Form F-1/A of our report dated September 12, 2025, with respect to the consolidated balance sheets of QMSK Technology Co., Ltd and its subsidiaries as of March 31, 2025 and 2024, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the years ended March 31, 2025 and 2024. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

September 12, 2025